Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Targa Resources Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Guarantees of Debt Securities(1)(2)	Rule 457(n)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)

Subsidiaries of Targa Resources Corp. named as co-registrants may fully and unconditionally guarantee on an unsecured basis the debt securities of Targa Resources Corp. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.